Exhibit 10.1

PURCHASE AND SALE AGREEMENT

among

Summit Midstream Partners Holdings, LLC,

Red Rock Gathering Company, LLC

and

Summit Midstream Partners, LP,

dated as of March 8, 2014

i

3.17	Transactions with Affiliates	20
3.18	Broker’s Commissions	20
3.19	Records	20
3.20	Surety Bonds and Credit	20
3.21	No Bankruptcy	20
3.22	No Undisclosed Material Liabilities; Indebtedness	20
3.23	Insurance	20
3.24	Conflicts Committee Matters	21

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF SMP HOLDINGS

4.1	Organization; Good Standing	21
4.2	Authority	21
4.3	Ownership of the Company Interests	21
4.4	No Conflicts; Consents and Approvals	22
4.5	Broker’s Commissions	22
4.6	No Bankruptcy	22

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES REGARDING SUMMIT MLP

5.1	Organization	22
5.2	Authority	22
5.3	No Conflicts	22
5.4	Legal Proceedings	23
5.5	Financial Resources	23
5.6	Opportunity for Independent Investigation	23
5.7	Broker’s Commissions	24

	ARTICLE VI
	COVENANTS

6.1	Indebtedness; Distributions	24
6.2	Tax Matters	24
6.3	Public Announcements	27
6.4	Further Assurances	27
6.5	Indemnification Under the Original Acquisition Agreement	27

	ARTICLE VII
	LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

7.1	Survival of Representations, Warranties and Agreements	28
7.2	Indemnification of Summit MLP and the Company by SMP Holdings	28
7.3	Indemnification of SMP Holdings by Summit MLP	29
7.4	Limitations	29
7.5	Claims Procedures	30
7.6	Waiver of Other Representations	31
7.7	Waiver of Remedies	31
7.8	Access to Information	32
7.9	Dispute Resolution and Arbitration	32
7.10	Arbitration Procedures	33
7.11	Determination of Amount of Damages; Mitigation	34

	ARTICLE VIII
	COVENANTS

8.1	Conduct of Operations	35
8.2	Commercially Reasonable Efforts; Further Assurances	35

	ARTICLE IX
	CONDITIONS TO CLOSING

9.1	Conditions to Obligations of All Parties	35
9.2	Conditions to Obligation of Summit MLP	35
9.3	Conditions to Obligation of SMP Holdings	36

	ARTICLE X
	TERMINATION

10.1	Grounds for Termination	36
10.2	Effect of Termination	37

	ARTICLE XI
	MISCELLANEOUS

11.1	Notices	37
11.2	Entire Agreement	38
11.3	Expenses	38
11.4	Disclosure	39

11.5	Waiver	39
11.6	Amendment	39
11.7	No Third Party Beneficiary	39
11.8	Assignment; Binding Effect	39
11.9	Invalid Provisions	39
11.10	Counterparts; Facsimile	39
11.11	Governing Law; Enforcement, Jury Trial Waiver	40

Exhibit A	—	Company Assignment and Contribution Agreement
Exhibit B	—	Gathering System
Exhibit B-1	—	Rifle and DeBeque Subsystems

Schedule 1.1	—	Calculation of Net Working Capital
Schedule 1.1-PL	—	Permitted Liens
Schedule 2.6	—	Estimated Adjustments
Schedule 3.4(b)	—	Company Consents
Schedule 3.5	—	Absence of Changes
Schedule 3.6	—	Compliance with Applicable Laws
Schedule 3.6-P	—	Permits
Schedule 3.7(b)	—	Intellectual Property
Schedule 3.8	—	Absence of Litigation
Schedule 3.9(a)	—	Owned Real Property
Schedule 3.9(b)	—	Real Property Leases
Schedule 3.9(c)	—	Real Property Easements
Schedule 3.9(d)	—	Obligations to Dispose of Real Property
Schedule 3.9(e)	—	Gaps
Schedule 3.9(g)	—	Real Property that Constitutes Part of the Business
Schedule 3.10	—	Personal Property
Schedule 3.11	—	Capital Projects and Purchase Orders
Schedule 3.13	—	Environmental Matters
Schedule 3.14	—	Taxes
Schedule 3.15	—	Material Contracts
Schedule 3.17	—	Transactions with Affiliates
Schedule 3.20	—	Surety Bonds and Credit
Schedule 3.22	—	Indebtedness
Schedule 3.23	—	Insurance
Schedule 4.4	—	SMP Holdings Approvals
Schedule 6.4	—	Affiliate Contracts

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of March 8, 2014 (this “Agreement”), is made and entered into by and among Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMP Holdings”), Red Rock Gathering Company, LLC, a Delaware limited liability company (the “Company”), and Summit Midstream Partners, LP, a Delaware limited partnership (“Summit MLP”).

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of September 12, 2012 (the “Original Acquisition Agreement”) between La Grange Acquisition, L.P. (the “Original Seller”) and Summit Midstream Partners, LLC (the “Original Buyer”) the Original Buyer acquired all of the member interests in the Company, which owned the Gathering System (as defined herein) and related assets used in the Business (as defined herein);

WHEREAS, the Original Buyer conveyed all of the member interests in the Company to SMP Holdings;

WHEREAS, SMP Holdings desires to sell and assign to Summit MLP, and Summit MLP desires to purchase and receive from SMP Holdings and to contribute to Summit Midstream Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Summit MLP (“Summit Midstream”), and then to cause Summit Midstream to further contribute to Grand River Gathering, LLC, a Delaware limited liability company and wholly-owned subsidiary of Summit Midstream (“GRG”), all of the member interests in the Company, on the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1          Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.6.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person.  In this context “control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934) of the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity; provided, however, that for purposes of this Agreement and any other agreements and/or instruments entered into in connection herewith, (i) Summit MLP and its subsidiaries are not Affiliates of SMP Holdings and its other Affiliates and (ii) prior to the Closing, the Company is an Affiliate of SMP Holdings and at and after the Closing, the Company is a subsidiary of Summit MLP and thus not an Affiliate of SMP Holdings.

“Agreement” has the meaning given to it in the Preamble.

“Allocation Schedule” has the meaning given to it in Section 6.2(f).

“Asserted Liability” has the meaning given to it in Section 7.5(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Business” means the ownership and operation of the Gathering System and other activities conducted by the Company that are incidental thereto.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the Laws of the United States of America having combined capital and surplus of not less than $500,000,000.

“Charter Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning given to it in Section 7.5(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“Closing Payment” has the meaning given to it in Section 2.2(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the Preamble.

“Company Consents” has the meaning given to it in Section 3.4(b).

“Company Assignment and Contribution Agreement” means an agreement in the form attached hereto as Exhibit A evidencing the assignment to Summit MLP and the contribution and assignment to Summit Midstream, followed by the contribution and assignment to GRG, of the Company Interests.

“Company Interests” means 100% of the Equity Interests in the Company.

“Company Warranty Breach” has the meaning given to it in Section 7.2(a).

“Conflicts Committee” means the conflicts committee of the board of directors of SM GP.

“Consideration” has the meaning given to it in Section 2.2.

“Contract” means any legally binding contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement, in each case, whether written or oral.

“Dispute” has the meaning given to it in Section 7.9(a).

“Due Diligence Information” has the meaning given to it in Section 5.8(b).

“Environmental Law” means any and all federal, state and local Laws pertaining to protection of the environment or the release, discharge or disposal of Hazardous Material, as in effect on the date hereof, in any and all jurisdictions in which the Gathering System operate or are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital Adjustment” means SMP Holdings’ good faith estimate of the Working Capital Adjustment as of the close of business on the Business Day immediately preceding the Closing Date.

“Financial Statements” has the meaning given to it in Section 3.24.

“Fundamental Representations” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Gathering System” means the gathering system described in Exhibit B.

“Gathering System Fee Property” has the meaning given to it in Section 3.9(a).

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

“GRG” has the meaning given to it in the Recitals.

“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Company in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Knowledge” when used in a particular representation or warranty in this Agreement with respect to the Company or SMP Holdings, means the actual knowledge (as opposed to any constructive or imputed knowledge) of any of Steve Newby, Brad Graves, Brock Degeyter, Matt Harrison and Rene Casadaban, after reasonable inquiry of the officers of the Company.

“Laws” means all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, encumbrance, option, warranty, purchase right, lease or other similar property interest.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of October 22, 2012.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment); provided, however, that any claim for Loss under the indemnities in Article VII (a) shall be reduced by any payment (including payments on account of insurance of the Company) actually received from a third party or otherwise actually recovered from third parties and (b) shall be net of any associated net benefits actually realized and arising in connection with such Loss, including any associated net Tax benefits described in Section 7.11.  For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, is materially adverse to (a) the business, operations, Assets, liabilities or financial condition of the Company, (b) the validity or enforceability of this Agreement or (c) the rights and remedies of or benefits available to the Parties under this Agreement, but excluding any of the foregoing resulting from (i) general economic conditions, (ii) changes or conditions generally affecting the U.S. economy or financial markets, (iii) execution of this Agreement and the announcement thereof, (iv) any act or omission by the Company taken as required by or permitted under this Agreement or with prior written consent of Summit MLP or (v) any act or omission of Summit MLP, except to the extent any of the changes, events, circumstances, developments or occurrences referred to in clause (i) or (ii) above disproportionately impact the Company as compared to other companies in the industries and geographical area in which the Company operates.

“Material Contracts” has the meaning given to it in Section 3.15(a).

“Net Working Capital” means, as of a particular date or time, (a) the sum of the current assets of the Company other than Cash and Cash Equivalents less (b) the current liabilities of the Company.  Notwithstanding anything in this Agreement to the contrary, the following items will be excluded from the calculation of Net Working Capital:  (i) any accrued Tax payable that is not either (A) payable with respect to a Pre-Closing Period or (B) the portion of a Tax payable with respect to a Straddle Period that is allocated to the period ending on the Closing Date pursuant to Section 6.2(b), (ii) any current deferred revenue and (iii) any deferred Tax assets and deferred Tax liabilities.  For illustrative purposes only, attached as Schedule 1.1 is a sample calculation of Net Working Capital prepared by the Parties as of December 31, 2013.

“Net Working Capital Target” means $4,065,139.

“Non-Company Affiliate” means any Affiliate of SMP Holdings, except for the Company.

“Non-Reimbursable Damages” has the meaning given to it in Section 7.7(b).

“Original Acquisition Agreement” has the meaning given to it in the Recitals.

“Original Buyer” has the meaning given to it in the Recitals.

“Original Seller” has the meaning given to it in the Recitals.

“Parties” means each of Summit MLP and SMP Holdings.

“PBGC” has the meaning given to it in Section 3.16(c).

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (c) all matters that are disclosed in the deed or instrument conveying such property that have been made available to Summit MLP, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title or other Lien that would not reasonably be expected to materially interfere with the conduct of the Business, (f) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Authority to regulate a property, (g) the terms and conditions of the Permits or the Contracts of the Company, (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (k) any Lien to be released on or prior to Closing and (l) the other matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Property” has the meaning given to it in Section 3.10.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Previous ERISA Affiliate Plans” has the meaning given to it in Section 3.16(c).

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Real Property” means the real property owned in fee or leased, used or held for use by the Company.

“Records” has the meaning given to it in Section 7.8.

“Release” means any release, spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Rifle and DeBeque Subsystems” means the portions of the Gathering System described on Exhibit B-1.

“Scheduled Easement Property” has the meaning given to it in Section 3.9(c).

“Scheduled Leased Property” has the meaning given to it in Section 3.9(b).

“Scheduled Real Property” means the Gathering System Fee Property, the Scheduled Leased Property and the Scheduled Easement Property.

“Schedules” means the disclosure schedules prepared by SMP Holdings and attached to this Agreement.

“SMP Holdings” has the meaning given to it in the Preamble.

“SMP Holdings Approvals” has the meaning given to it in Section 4.4(b).

“SMP Holdings Group” means SMP Holdings and any of its Affiliates.

“SMP Holdings Taxes” means any and all Taxes imposed on the Company or for which the Company may otherwise be liable for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(b); provided that no such Tax will constitute a SMP Holdings Tax (a) to the extent such Tax was included as a current liability in the final determination of Net Working Capital or (b) for which Summit MLP will be liable under Section 6.2(c).

“SMP Holdings Warranty Breach” has the meaning given to it in Section 7.2(b).

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Summit Midstream” has the meaning given to it in the Recitals.

“Summit MLP” has the meaning given to it in the Preamble.

“Summit MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Summit MLP dated as of October 3, 2012.

“Summit MLP Warranty Breach” has the meaning given to it in Section 7.3(a).

“Taxes” means (a) all taxes, charges, fees, imposts, levies or other assessments or fees of any kind, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental, transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Claim” means any action, suit, arbitration, investigation, inquiry, hearing, request for information or filing, audit, examination, claim, demand, dispute, assessment, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) with respect to Taxes or any Tax Returns of the Company.

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Warranty Breach” means any Summit MLP Warranty Breach, Company Warranty Breach or SMP Holdings Warranty Breach.

“Working Capital Adjustment” means the difference between Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date and the Net Working Capital Target.

1.2          Rules of Construction.

(a)         The exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)         The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)          Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)          Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
CLOSING

2.1          Assignment of Company Interests.  On the terms and subject to the conditions set forth in this Agreement, SMP Holdings agrees to assign to Summit MLP, and Summit MLP agrees to receive and accept from SMP Holdings, at Closing, all of the Company Interests free and clear of all Liens other than those arising under state or federal securities Laws or the LLC Agreement.

2.2          Consideration.  The consideration for the sale of the Company Interests is equal to a cash payment (the “Closing Payment”) to SMP Holdings equal to (i) $305,000,000; (ii) plus (if positive) or minus (if negative) the Estimated Working Capital Adjustment; and (iii) plus the amount of Cash and Cash Equivalents held by the Company as of the close of business on the Business Day immediately preceding the Closing Date, subject to adjustment as provided in Section 2.6 (the “Consideration”):

2.3          Closing.  The consummation of the purchase and sale of the Company Interests (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 at 10:00 A.M. local time, as soon as possible, but in no event later than three Business Days after satisfaction or waiver of all of the conditions set forth in Article IX (other than those that are to be satisfied or waived at Closing), or at such other time or place as the Parties may agree in writing.  All actions listed in Sections 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4          Closing Deliveries by SMP Holdings to Summit MLP.  At the Closing, SMP Holdings shall deliver, or shall cause to be delivered, to Summit MLP the following:

(a)         a counterpart duly executed by SMP Holdings of the Company Assignment and Contribution Agreement; and

(b)         a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2).

2.5          Closing Deliveries by Summit MLP to SMP Holdings.  At the Closing, Summit MLP shall:

(a)         deliver a wire transfer or transfers of immediately available funds (to such account or accounts of SMP Holdings as SMP Holdings shall have notified Summit MLP of at least two Business Days prior to the Closing Date) in an amount or amounts in the aggregate equal to the Closing Payment; and

(b)         deliver to SMP Holdings a counterpart duly executed by Summit MLP, Summit Midstream and GRG of the Company Assignment and Contribution Agreement.

2.6          Working Capital Adjustment.

(a)         SMP Holdings and Summit MLP shall cooperate and provide each other access, including through electronic means, to SMP Holdings’ and the Company’s respective books and records as are reasonably requested in connection with the matters addressed in this Section 2.6.  Attached as Schedule 2.6 is SMP Holdings’ good faith estimate of (i) the Estimated Working Capital Adjustment and its components and (ii) the amount of Cash and Cash Equivalents to be held by the Company as of the close of business on the Business Day immediately preceding the Closing Date.  For purposes of calculating Net Working Capital, all payments made at Closing pursuant to Section 6.1 shall be deemed to have been paid immediately prior to the close of business on the Business Day immediately preceding the Closing Date.

(b)         Within 45 days after Closing, SMP Holdings shall provide Summit MLP with its good faith final calculation of the actual amounts for each of the estimated amounts required by Section 2.6(a), which clearly delineates any differences from such estimates together with reasonable supporting documentation.  If Summit MLP disagrees with any of the calculations provided by SMP Holdings pursuant to the notice referenced in the foregoing sentence, then it shall provide SMP Holdings with written notice thereof within 30 days after receiving such referenced notice and shall include reasonable detail regarding such specific objections.  If Summit MLP and SMP Holdings working in good faith are unable to agree on such disputed items on or prior to the 90th day following the Closing Date, then either Party may refer such dispute to Grant Thornton LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to the Conflicts Committee and SMP Holdings, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Each of Summit MLP and SMP Holdings shall bear and pay one-half of the fees and other costs charged by such accounting firm. If Summit MLP does not object to SMP Holdings’s calculations within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or accepts SMP Holdings’s calculations, then such calculations as set forth in SMP Holdings’s notice shall become final and binding upon the Parties for all purposes hereunder.

(c)          If the sum of the Working Capital Adjustment plus the amount of Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (in each case, as agreed between Summit MLP and SMP Holdings or as determined by the above-referenced accounting firm or otherwise) is a value that is (i) greater than the estimated amount as paid by Summit MLP at Closing, then Summit MLP shall pay to SMP Holdings within five Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts of SMP Holdings designated by SMP Holdings, the amount of such difference plus interest (at The Wall Street Journal Prime Rate as published on the Closing Date) accrued thereon from the Closing Date through and including the date of such payment, or (ii) less than the estimated amount as paid by Summit MLP at Closing, then SMP Holdings shall pay to Summit MLP, within five Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Summit MLP, the amount of such difference plus interest (at The Wall Street Journal Prime Rate as published by The Wall Street Journal on the Closing Date) accrued thereon from the Closing Date through and including the date of such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

SMP Holdings hereby represents and warrants (subject to any disclosures made on the date hereof in the Schedules) to Summit MLP as of the date hereof as follows:

3.1          Organization; Good Standing.

(a)         The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and conduct the Business as it is now being conducted.  The Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(b)         True and complete copies of the Charter Documents of the Company and all amendments thereto have been furnished to Summit MLP.

3.2          Authority.  The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3          Capitalization of the Company.

(a)         Except for the Company Interests, none of the following are issued, reserved for issuance or outstanding:

(i)            Equity Interests of the Company;

(ii)           interests of the Company convertible into, or exchangeable or exercisable for Equity Interests of the Company; or

(iii)          options, warrants, calls, rights, commitments or Contracts to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(b)         The Company Interests are duly authorized, validly issued, fully paid (to the extent required by the LLC Agreement) and, subject to the Laws of the State of Delaware, non-

assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(c)          There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(d)         The Company has no subsidiaries, and owns no Equity Interests in any Person.

3.4          No Conflicts; Consents and Approvals.  The execution and delivery by the Company of this Agreement, and the performance by the Company and SMP Holdings of their respective obligations under this Agreement, do not:

(a)         violate or result in a breach of the Charter Documents of the Company;

(b)         assuming the consents disclosed on Schedule 3.4(b) (the “Company Consents”) have been made, obtained or given, violate or result in a material default under any Material Contract; or

(c)          assuming the Company Consents have been made, obtained or given, violate or result in a breach of any Law applicable to the Company, except for such violations or breaches as would not be material.

3.5          Absence of Changes.  Since December 31, 2013, (x) the Company has in all material respects (1) conducted the Business in the ordinary course consistent with past practices and (2) used commercially reasonable efforts to preserve intact their respective material relationships with third parties with regard to the Business; (y) no fact, event, change, occurrence or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) except as set forth in Schedule 3.5:

(a)         the Company’s Charter Documents have not been modified in any manner;

(b)         the Company has not sold, transferred or disposed of any Assets used in the Business, including any right under any lease or Contract or any proprietary right or other intangible Asset, in each case having a value in excess of $400,000;

(c)          the Company has not waived, released, canceled, settled or compromised any debt, Claim or right relating to the Business having a value in excess of $100,000;

(d)         except as may be required to meet the requirements of applicable Law or GAAP, the Company has not changed any accounting method or practice relating to the Business in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and/or the Company;

(e)          the Company has not failed to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(f)          the Company has not issued or sold any Equity Interests in itself;

(g)          the Company has not liquidated, dissolved, recapitalized, reorganized or otherwise wound up itself or the Business;

(h)         the Company has not purchased any securities of any Person, except for short-term investments made in the ordinary course of business; or

(i)           neither the Company nor SMP Holdings has agreed or committed to do any of the foregoing.

3.6          Compliance with Applicable Laws.  Except as set forth on Schedule 3.6, (a) since October 22, 2012, the Company has been (and the Company is) in material compliance with all Laws (and has not received any written or, to the Knowledge of the Company, oral notice of violation with respect to any Laws) applicable to the Business and (b) the Company holds all material Permits necessary for the lawful conduct of the Business and, to the Knowledge of the Company, a complete list of all such Permits is set forth on Schedule 3.6-P; provided, however, that this Section 3.6 does not address Environmental Laws, which are exclusively addressed by Section 3.13, matters relating to Taxes, which are exclusively addressed by Section 3.14, or employee matters, which are exclusively addressed by Section 3.16.

3.7          Intellectual Property.

(a)         No material registrations or applications for registration are included in any Intellectual Property Rights held by the Company.  To the Knowledge of the Company, the Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Business as currently conducted.

(b)         Schedule 3.7(b) sets forth a list of all agreements (excluding licenses for commercially available, “off-the-shelf” software with annual fees of less than $100,000) pursuant to which any material Intellectual Property Right is licensed to the Company.

(c)          To the Knowledge of the Company, the conduct of the Business as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect.

(d)         The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company (excluding licenses for commercially available, “off-the-shelf” software).

3.8          Absence of Litigation.  Except as set forth on Schedule 3.8, there is no Claim or Proceeding (1) pending against the Company or with respect to the Business by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company or the Business pending by or before any arbitrator or any Governmental Authority, or (2) to the Knowledge of the Company, threatened against the Company or with respect to the Business by or before any arbitrator or Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the Company’s business or operations) to involve amounts of $100,000 or more in value, nor are there any reviews or investigations relating to the Company or the Business threatened by or before any arbitrator or any Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the Company’s business or operations) to involve amounts of $100,000 or more in value, nor are there any reviews or investigations relating to the Company or the Business threatened by or before any arbitrator or any Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the Company’s business or operations) to involve amounts of $100,000 or more in value.

3.9          Real Property.

(a)         Set forth on Schedule 3.9(a) is a true and complete list of each parcel of Real Property owned in fee title by the Company (the “Gathering System Fee Property”).  The Company has provided Summit MLP with true and complete copies of the conveyance documents to the Company for each such parcel of Gathering System Fee Property owned in fee, including the legal description for each such parcel of Gathering System Fee Property owned in fee.  The Company has good and insurable fee title to all of the Gathering System Fee Property, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.9(a).  As used herein, “good and insurable fee title” means title which a title company would be willing to insure, subject to standard exceptions listed in the policy, should the insured be willing to pay a commercially reasonable premium.

(b)         Set forth on Schedule 3.9(b) is a true and complete list of all leases pursuant to which the Company is granted a leasehold interest to use or occupy any real property on which all or any portion of the Rifle and DeBeque Subsystems is located (the “Scheduled Leased Property”).  The Company has provided Summit MLP with true and complete copies of such leases, and any amendments thereto.  Each lease set forth on Schedule 3.9(b) is a legal, valid and binding obligation of the Company.  Except as set forth on Schedule 3.9(b), (i)  the Company is not in material default under any lease set forth on Schedule 3.9(b), (ii) to the Knowledge of the Company, no landlord is in material default under any lease set forth on Schedule 3.9(b), and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the leases set forth on Schedule 3.9(b).

(c)          Set forth on Schedule 3.9(c) is a true and complete list of all easements on which any portion of the Rifle and DeBeque Subsystems is located (the “Scheduled Easement Property”).  The Company has provided Summit MLP with true and complete copies of the documents creating such easements, and any amendments thereto.  Each easement set forth on Schedule 3.9(c) is a legal, valid and binding obligation of the Company.  Except as set forth on Schedule 3.9(c), (i) the Company is not in material default under any easement set forth on Schedule 3.9(c), (ii) to the Knowledge of the Company, no owner of the Scheduled Easement Property is in material default under any such easement, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the easements set forth on Schedule 3.9(c).

(d)         Except as set forth on Schedule 3.9(d), the Company is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property, or any interest therein.

(e)          Except for Permitted Liens and as set forth on Schedule 3.9(e), the Scheduled Leased Property and the Scheduled Easement Property (i) establish a continuous right of way for the Rifle and DeBeque Subsystems, (ii) the Rifle and DeBeque Subsystems and the buildings and improvements used in connection therewith are located entirely on the Scheduled Real Property and (iii) the Scheduled Real Property (including the fair market value of improvements owned by the Company and located thereon or thereunder) constitutes a substantial majority of the value of the Real Property (including the fair market value of improvements owned by the Company and located thereon or thereunder) as of the Closing Date.

(f)          No member of the SMP Holdings Group has received any written notice of any eminent domain Proceeding or taking, nor, to the Knowledge of the Company, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property.

(g)          Except as set forth on Schedule 3.9(g), no member of the SMP Holdings Group other than the Company owns or leases any real property that constitutes part of the Business, and no member of the SMP Holdings Group has ever owned any real property that constitutes part of the Business.

3.10        Personal Property.  Schedule 3.10 lists all plants, processing units and other equipment (other than the individual components of any plants or processing units or installed pipeline) owned or leased by the Company or used or held for use in the conduct of the Business valued above $100,000 (if required to be listed on Schedule 3.10, the “Personal Property”).  Since October 22, 2012, the Company has maintained substantially in accordance with normal industry practice, all of the Personal Property.  The Company has good and valid title to all Personal Property, subject solely to Permitted Liens.

3.11        Capital and Expense Projects; Purchase Orders.  Schedule 3.11 sets forth a true and complete list and description of all capital projects of the Company related to the Company’s Assets and the Business that are in progress as of the date hereof and a good faith estimate as of the date hereof of the associated costs on a project by project basis.  Schedule 3.11 sets forth a true and complete list as of the date hereof of all orders for the purchase of goods or services by the Company in an amount in excess of $100,000.

3.12        Regulatory Status.

(a)         The Company is not currently regulated by the Federal Energy Regulatory Commission as a “natural gas company” under the Natural Gas Act or as a “public utility,” “public service company,” or similar designation(s) by any state public service commission or as a “holding company” or similar designation of such regulated entity or by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management.  Without limiting the foregoing, the rates charged by the Company are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act or the Natural Gas Policy Act of 1978.  The transfer of the Equity Interests of the Company as contemplated by this Agreement does not require the approval of the Colorado Public Utilities Commission.  Certain of the Company’s pipelines in Colorado are subject to pipeline safety regulation by the Colorado Public Utilities Commission.  The Company is not subject to pipeline safety regulation by the Utah Public Service Commission pursuant to Rule R746-409.

(b)         No rate refunds, rebates, offsets or like obligations are accrued or owed by the Company to the Colorado Public Service Utilities Commission with respect to services related to the Business or the Assets of the Company.

3.13        Environmental Matters.  Except as set forth in Schedule 3.13:

(a)         The Company is, and since October 22, 2012 the Company has been with respect to the Business, and to the Company’s Knowledge since October 5, 2007 the Business has been, in compliance with applicable Environmental Laws in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits;

(b)         (i) No member of the SMP Holdings Group has (and, to the Company’s Knowledge no predecessor in the Business has) received from any Governmental Authority any written notice of violation of, alleged violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Law involving the operations of the Gathering System or any other Assets of the Company other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Company has no further material obligations outstanding and (ii) neither the Company nor the Gathering System is subject to any outstanding governmental order, “consent order” or other agreement;

(c)          Since October 22, 2012, there has been no material Release, discharge or disposal of Hazardous Materials on or from any Real Property by the Company in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to a material remedial or corrective action obligation pursuant to Environmental Laws; and

(d)         SMP Holdings has made available for inspection by Summit MLP copies of (i) all environmental assessment and audit reports and other material environmental studies and (ii) all Environmental Permits, in each case, relating to the Real Property or involving the Business and that are in the possession of the SMP Holdings Group.

3.14        Taxes.  Except as set forth on Schedule 3.14:

(a)         All material Tax Returns required to be filed by the Company have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All material Taxes owed by the Company (or for which the Company may be liable) that are or have become due have been timely paid in full.  All withholding Tax requirements imposed on the Company have been satisfied in all material respects.  There are no Liens (other than Permitted Liens) on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)         There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company.  No outstanding material Tax Claim has been asserted in writing against the Company by any Taxing Authority.  There is no Tax Claim pending against, or with respect to, the Company.

(c)          There is no existing Tax sharing allocation, indemnity or similar agreement or arrangement that may or will require any payment be made by the Company on or after the Closing Date, and the Company is not liable for the Taxes of any other Person (except for joint and several liability for Texas franchise Taxes of the combined group of which the Company is a member) by virtue of Treasury Regulation Section 1.1502-6, any similar provision of state, local or foreign applicable Law, by contract, as successor or transferee, or otherwise.

(d)         The Company is, and has been since the time of its formation, a disregarded entity for U.S. federal Income Tax purposes.

(e)          The Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Except as set forth in this Section 3.14 and in Section 3.16, no representations or warranties are being made (or shall be deemed to have been made) with respect to matters arising under or relating to Taxes, Tax Laws or other Tax matters.

3.15        Contracts.

(a)         Schedule 3.15 contains a true and complete listing of each of the following Contracts to which the Company is a party (the Contracts listed in Schedule 3.15 being “Material Contracts”):

(i)              each hydrocarbon purchase and sale, gathering, transportation, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating or transportation of natural gas or other hydrocarbons involving annual expenditures or revenues in excess of $250,000;

(ii)             each Contract that constitutes a pipeline interconnect or facility operating agreement;

(iii)            each Contract involving a remaining commitment to pay capital expenditures in excess of $250,000 in the aggregate;

(iv)            each Contract for lease of personal property or Real Property involving aggregate payments in excess of $250,000 in any future calendar year;

(v)             each Contract between SMP Holdings or an Affiliate of SMP Holdings (other than the Company), on the one hand, and the Company, on the other hand, which will survive the Closing;

(vi)            each partnership or joint venture agreement;

(vii)           each agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Assets, or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the Assets material to the conduct of the Business;

(viii)          each Contract that provides for a limit on the ability of the Company to compete in any line of business or in any geographic area during any period of time after the Closing;

(ix)            each Contract evidencing indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of the Company; and

(x)             except for Contracts of the nature described in clauses (i) through (v) above, each Contract involving aggregate payments or receipts in excess of $250,000 or, if to an employee in excess of $100,000, in any future calendar year that cannot be terminated by such Person or the Company, as applicable, upon 30 days or less notice without payment of a penalty or other liability.

(b)         True and complete copies of all Material Contracts have been made available to Summit MLP.

(c)          Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of the counterparties to such Material Contracts. Neither the Company nor, to the Knowledge of the Company, any counterparty thereto, is in (or has received written notice or, to its Knowledge, oral notice, that it is in) default or breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any such Material Contract.

3.16        Employees and Plans.

(a)         The Company does not have, and has never had, any employees.

(b)         The Company does not currently maintain or contribute to, and has not in the past six years preceding the date hereof maintained or contributed to, any Plan, and is not currently and has not been in the past six years preceding the date hereof a participating employer in any Plan.

(c)          To the Company’s Knowledge, (i) except for the Plans set forth in Schedule 3.16 (the “Previous ERISA Affiliate Plans”), the Company does not have any liability, contingent or otherwise, for any Plan, and (ii) with respect to each Previous ERISA Affiliate Plan, (A) there has been no event or condition that presents a material risk of Plan termination; (B) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation § 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation (“PBGC”),

have not been waived) has occurred during the time such Plan was a Previous ERISA Affiliate Plan; (C) no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan; (D) all required contributions have been made with respect to the applicable Plan; (E) no notice of intent to terminate such Previous ERISA Affiliate Plan has been given under Section 4041 of ERISA; (F) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; and (G) no withdrawal liability, within the meaning of 4201 of ERISA, for which the Company could be liable has been incurred, which withdrawal liability has not been satisfied.

3.17        Transactions with Affiliates.  Except as set forth on Schedule 3.17, the Company is not owed any amount from, and does not owe any amount to, guarantee any amount owed by, have any Contracts with or have any commitments to any Affiliate, officer or director of the Company or any member of a family group of any of the foregoing.

3.18        Broker’s Commissions.  No member of the SMP Holdings Group has, directly or indirectly, entered into any Contract with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

3.19        Records.  The Records are located at the premises of the Company, have been maintained in all material respects in accordance with applicable Law and comprise in all material respects all of the books and records relating to the ownership and operation of the Company, the Business and the Assets of the Company.

3.20        Surety Bonds and Credit.  Except as listed on Schedule 3.20, the Company does not have any obligation to post any material surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of the Company or the Business.

3.21        No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of the Company, threatened against the Company.

3.22        No Undisclosed Material Liabilities; Indebtedness.  Except as listed on Schedule 3.22, there are no liabilities of the Company or related to the Assets of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than (a) liabilities that would not be required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the financial statements of the Company or disclosed in the notes thereto; (b) liabilities, other than Indebtedness, incurred in the ordinary course of business consistent with past practice since December 31, 2013; (c) liabilities set forth on the face of the balance sheet as of December 31, 2013 included in the Financial Statements; and (d) other undisclosed liabilities, other than Indebtedness, which individually or in the aggregate, are immaterial.  A true and complete list of all Indebtedness of the Company is set forth Schedule 3.22.

3.23        Insurance.  Schedule 3.23 sets forth summaries of all insurance policies covering the Business.  All such insurance policies are in full force and effect, all premiums with respect thereto have been paid, no written notice of cancellation or termination has been received with respect to any such policy, and all such policies will continue to cover the Business after the Closing, without payment of an additional premium.

3.24        Conflicts Committee Matters.  The projections and budgets provided to the Conflicts Committee (including those provided to Evercore Group L.L.C., the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the SMP Holdings Group’s management’s current expectations. The other financial and operational information provided to Evercore Group L.L.C. as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with the SMP Holdings Group’s books and records.  Copies of the unaudited balance sheet of the Company as of December 31, 2013, and the related unaudited statement of income of the Company for the year ended December 31, 2013 (collectively, the “Financial Statements”) have been provided to the Conflicts Committee. Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly presents, in all material respects, the financial position and results of operations of the Company as of the date thereof and for the period indicated therein, except as otherwise expressly noted therein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMP HOLDINGS

SMP Holdings hereby represents and warrants (subject to any disclosures made on the date hereof in the Schedules) to Summit MLP as of the date hereof as follows:

4.1    Organization; Good Standing.  SMP Holdings is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

4.2    Authority.  SMP Holdings has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by SMP Holdings of this Agreement, and the performance by SMP Holdings of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been duly and validly executed and delivered by SMP Holdings and constitutes the legal, valid and binding obligation of SMP Holdings enforceable against SMP Holdings in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3    Ownership of the Company Interests.  The Company Interests are owned beneficially and of record by SMP Holdings, free and clear of all Liens other than those arising under state or federal securities Laws or the LLC Agreement.  The Company Interests are duly authorized, validly issued, fully paid (to the extent required by the LLC Agreement) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

4.4    No Conflicts; Consents and Approvals.  The execution and delivery by SMP Holdings of this Agreement, and the performance by SMP Holdings of its obligations under this Agreement, do not:

(a)         violate or result in a breach of the Charter Documents of SMP Holdings; or

(b)         assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 4.4 (collectively, the “SMP Holdings Approvals”) and any required consent or approval of any Governments Authority have been received, violate or result in a breach of the Original Acquisition Agreement or any Law applicable to SMP Holdings, except for such violations or breaches as would not be material.

4.5    Broker’s Commissions.  SMP Holdings has not, directly or indirectly, entered into any Contract with any Person that would obligate the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.6    No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the knowledge of SMP Holdings, threatened against SMP Holdings.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SUMMIT MLP

Summit MLP hereby represents and warrants to SMP Holdings as of the date hereof as follows:

5.1    Organization.  Summit MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of Delaware.

5.2    Authority.  Summit MLP has all requisite limited partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Summit MLP of this Agreement, and the performance by Summit MLP of its obligations hereunder, have been duly and validly authorized by all necessary limited partnership action on behalf of Summit MLP.  This Agreement has been duly and validly executed and delivered by Summit MLP and constitutes the legal, valid and binding obligation of Summit MLP enforceable against Summit MLP in accordance with its terms and conditions except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3    No Conflicts.  The execution and delivery by Summit MLP of this Agreement, and the performance by Summit MLP of its obligations under this Agreement, do not:

(a)         violate or result in a breach of its Charter Documents;

(b)         violate or result in a default under any material Contract to which Summit MLP is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Summit MLP’s ability to perform its obligations hereunder;

(c)          assuming the Company Consents have been made, obtained or given, violate or result in a breach of any Law applicable to Summit MLP, except for such violations or breaches as would not be material; or

(d)         assuming the Company Consents have been made, obtained or given, require any consent or approval of any Governmental Authority under any Law applicable to Summit MLP, other than immaterial consents or approvals.

5.4    Legal Proceedings.  There is no Proceeding pending or, to Summit MLP’s knowledge, threatened, against Summit MLP before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5    Financial Resources.  Summit MLP has, or will have on the Closing Date, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (a) to pay the Closing Payment and (b) to otherwise perform its obligations under this Agreement.

5.6    Opportunity for Independent Investigation.  Summit MLP is an experienced and knowledgeable investor in the United States.  Summit MLP has conducted its own independent review and analysis of the Business and of the Assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that Summit MLP has been provided access to personnel, properties, premises and records of the Company for such purpose.  In entering into this Agreement, Summit MLP has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Company and the Business (such investigation and analysis having been performed by Summit MLP), and Summit MLP:

(a)         acknowledges and agrees that it has not been induced by and has not relied upon any Due Diligence Information, representations, warranties or statements, whether oral or written, express or implied, made by SMP Holdings or the Company or any of their respective Representatives, Affiliates or agents except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Section 2.4;

(b)         acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Section 2.4, none of SMP Holdings or the Company or any of their respective Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Summit MLP or its Representatives, Affiliates or agents, including any information, document or material provided or made available, or statements made, to Summit MLP (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Summit MLP (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(c)          acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Section 2.4, (i) the Due Diligence Information includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Summit MLP is aware of such uncertainties, and (iii) Summit MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Summit MLP on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)         agrees, to the fullest extent permitted by Law, that none of SMP Holdings or the Company (except as expressly provided herein) or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Summit MLP or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Summit MLP, or from Summit MLP’s use of, any Due Diligence Information, except for liability or responsibility for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Section 2.4.

5.7          Broker’s Commissions.  Summit MLP has not, directly or indirectly, entered into any Contract with any Person that would obligate Summit MLP or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE VI
COVENANTS

6.1          Indebtedness; Distributions.  Notwithstanding anything in this Agreement to the contrary, at or prior to Closing:

(a)         the Company will deliver reasonable and customary evidence demonstrating the release of all Liens on the Assets of the Company (other than Permitted Liens);

(b)         the Company may cause any accounts payable and/or accounts receivable between the Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full; and

(c)          the Company may pay cash dividends, and/or make cash distributions, to SMP Holdings or its Affiliates.

6.2          Tax Matters.

(a)         With respect to any Tax Return that is required to be filed by the Company after the Closing Date with respect to a Pre-Closing Period, SMP Holdings shall prepare or cause to be prepared such Tax Return.  With respect to any Tax Return that is required to be filed by the Company after the Closing Date with respect to a Straddle Period, Summit MLP shall prepare or cause to be prepared such Tax Return.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Laws.  Reasonably in advance of (and in the case of Income Tax Returns, not later than 30 days prior to the due date (including extensions) of each Tax Return for a Pre-Closing Period or for a Straddle Period, the Party responsible for preparing such Tax Return shall deliver a copy of such Tax Return to the other Party for its review and reasonable comment.  The Party responsible for preparing such Tax Return shall consider in good faith any such comments received from the other Party not less than 15 days prior to the due date (including extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return to such other Party not less than seven days prior to such due date.  Summit MLP shall cause each such Tax Return to be timely filed and shall timely pay the Taxes shown due thereon; provided that not later than five Business Days prior to the due date for the payment of Taxes with respect to any such Tax Return, SMP Holdings shall pay to Summit MLP the amount of SMP Holdings Taxes owed with respect to such Tax Return.

(b)         In the case of Taxes that are payable by the Company with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i)             in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)            in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)          Summit MLP shall be liable for and pay, and pursuant to Article VII shall indemnify and hold harmless SMP Holdings from and against any and all sales Tax, use Tax, stamp Tax, transfer Tax, conveyance, registration or other similar Tax imposed on the transactions contemplated by this Agreement.

(d)         After Closing, each of SMP Holdings and Summit MLP shall (and shall cause their respective Affiliates to):

(i)             timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.2(c);

(ii)            assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.2(a), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)           cooperate fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company;

(iv)           make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v)            furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period.

(e)          No amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of the Company without the prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) of SMP Holdings.

(f)          SMP Holdings shall prepare or cause to be prepared an allocation schedule (the “Allocation Schedule”), allocating the Consideration (plus any assumed liabilities that are treated as consideration for the sale contemplated under this Agreement for federal Income Tax purposes) among the Company’s assets based on the relative fair market values of the Company’s assets in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder.  SMP Holdings shall deliver the Allocation Schedule to Summit MLP as soon as practicable after the Closing Date for Summit MLP’s review and reasonable comments.  Within 30 days after receiving such Allocation Schedule, Summit MLP shall notify SMP Holdings in writing if Summit MLP has any objections to the allocations on the Allocation Schedule and shall specify the basis for any such objections.  If Summit MLP does not notify SMP Holdings of any objection to the Allocation Schedule, then it shall be deemed agreed to by SMP Holdings and Summit MLP and the Allocation Schedule shall be final and binding.  If Summit MLP objects to any allocations on the Allocation Schedule, then SMP Holdings and Summit MLP shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and shall memorialize the agreed allocation in a final Allocation Schedule, which shall be final and binding.  The final Allocation Schedule shall be revised to take into account subsequent adjustments to the Consideration, including any Working Capital Adjustment and any indemnification payments (any of which shall be treated for Tax purposes as adjustments to the Consideration), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(g)          Summit MLP and SMP Holdings shall report, act and file Tax Returns for Tax purposes in all respects consistent with the Allocation Schedule.  None of Summit MLP, SMP Holdings, the Company or their respective Affiliates shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.  If any Taxing Authority disputes the allocation set forth in the Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the allocation set forth in the Allocation Schedule.

(h)         Any refunds of SMP Holdings Taxes shall be for the account of SMP Holdings.  Summit MLP shall forward, and shall cause its Affiliates to forward, to SMP Holdings the amount of any such refund within 30 days after such refund is received, net of any costs or expenses incurred by Summit MLP or its Affiliates in procuring such refund.

(i)           To the extent permitted by applicable Law, Summit MLP and SMP Holdings agree to report each indemnification payment made in respect of a Loss as an adjustment to the Consideration for federal income Tax purposes.

6.3          Public Announcements.  The Parties will maintain the confidentiality of this Agreement and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if advised of the confidentiality obligations of such information: (a) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (b) any potential lender to such Party.  The Parties will consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

6.4          Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Summit MLP, Summit MLP shall and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.5          Indemnification Under the Original Acquisition Agreement.  To the extent that SMP Holdings or its Affiliate is owed indemnification or other payment under the Original Acquisition Agreement with respect to breaches of representations and warranties or covenants associated with the Business or any assets, liabilities or obligations comprising part of the Business, SMP Holdings will use commercially reasonable efforts to enforce such covenants and pursue such indemnification and/or other payment from the Original Seller in good faith, and (to the extent SMP Holdings owes an indemnification payment to Summit MLP, the Company or their Affiliates under Article VII and has not already made such payment to Summit MLP, the Company or their Affiliates under Article VII) will pay over any such amounts received to Summit MLP.

6.6          Non-Rifle and Debeque System Real Estate Rights.  To the extent that (a) the Company does not have a valid leasehold interest, easement, right of way or other right to occupy the real property on which any portion of the Gathering System other than the Rifle and Debeque Subsystems is located, (b) the lack thereof has a material adverse effect on the Company’s ability to operate the applicable subsystem of the Gathering System in the manner that such applicable subsystem was operated during the year ended December 31, 2013, and (c) Summit MLP notifies SMP Holdings thereof within one year after the Closing, SMP Holdings will reimburse Summit MLP for the cost and expense to remedy the lack thereof reasonably promptly after receipt of such notice, to the extent, and only to the extent, that the aggregate cost and expense of all such remedies exceeds $500,000.

ARTICLE VII
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

7.1          Survival of Representations, Warranties and Agreements.  The representations and warranties of the Company, SMP Holdings and Summit MLP set forth in this Agreement and the right of an indemnified Person to assert any claim for indemnification related thereto pursuant to this Article VII shall survive Closing until the first anniversary of the Closing Date, after which date no Claims for indemnification may be asserted, regardless of when such right arose; provided that the representations and warranties set forth in (a) Sections 3.1(a), 3.2, 3.3, 4.1, 4.2, 4.3, 5.1 and 5.2 (the “Fundamental Representations”) shall survive the Closing indefinitely, and (b) Section 3.14, 3.18, 4.5 and 5.7 shall survive the Closing until 30 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof.  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied at or before the Closing shall survive until the first anniversary of the Closing Date.

7.2          Indemnification of Summit MLP and the Company by SMP Holdings.  Subject to the limitations on recourse and recovery set forth in this Article VII, from and after the Closing, SMP Holdings will indemnify, defend and hold harmless Summit MLP and the Company and their respective Affiliates from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)         the inaccuracy or breach of any representation or warranty made by SMP Holdings in Article III (each such inaccuracy or breach, a “Company Warranty Breach”);

(b)         the inaccuracy or breach of any representation or warranty made by SMP Holdings in Article IV (each such inaccuracy or breach, a “SMP Holdings Warranty Breach”);

(c)          any nonfulfillment or breach by SMP Holdings or the Company of any covenant or agreement made by SMP Holdings or the Company under this Agreement; and

(d)         any and all SMP Holdings Taxes;

provided that for purposes of determining Losses under subsections (a) and (b) above and determining whether or not any Company Warranty Breach or SMP Holdings Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

7.3          Indemnification of SMP Holdings by Summit MLP.  Subject to the limitations on recourse and recovery set forth in this Article VII, from and after the Closing, Summit MLP shall indemnify, defend and hold harmless SMP Holdings and its Affiliates from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)         the inaccuracy or breach of any representation or warranty made by Summit MLP in Article V (each such inaccuracy or breach, a “Summit MLP Warranty Breach”);

(b)         any nonfulfillment or breach by Summit MLP of any covenant or agreement made by Summit MLP under this Agreement; and

(c)          any and all liabilities associated with the Business (except to the extent SMP Holdings as of such time has an indemnity obligation to Summit MLP with respect thereto);

provided that for purposes of determining Losses under subsection (a) above and determining whether or not any Summit MLP Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

7.4          Limitations.

(a)         Except for a Warranty Breach with respect to a Fundamental Representation or Section 3.14, 3.18, 4.5 or 5.9, if any Claim for indemnification by Summit MLP, the Company or SMP Holdings relating to any Warranty Breach that is subject to indemnification under Sections 7.2(a), 7.2(b) or 7.3(a) results in aggregate Losses that do not exceed $50,000 then such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article VII.

(b)         Except for a Warranty Breach with respect to a Fundamental Representation or Section 3.14, 3.18, 4.5 or 5.9, Summit MLP, the Company and SMP Holdings shall be entitled to be indemnified pursuant to Sections 7.2(a), 7.2(b) or 7.3(a) for Losses incurred for any Warranty Breach (excluding any item or Loss below the threshold listed in Section 7.4(a)) only if and to the extent that the aggregate amount of all such Losses exceeds $3,100,000, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)          Except for a Warranty Breach with respect to a Fundamental Representation or Section 3.14, 3.18 or 4.5, SMP Holdings’ liability under Sections 7.2(a) and 7.2(b) will be limited, in the aggregate, to $46,500,000.  Under no circumstance will SMP Holdings’ liability for any Losses under Section 7.2, including Losses with respect to a Fundamental Representation or Section 3.14, 3.18 or 4.5, exceed the value of the proceeds received by SMP Holdings in the transactions contemplated by this Agreement.

(d)         No indemnifying Person shall be liable for any Losses that are subject to indemnification under Sections 7.2 or 7.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. on the final date pursuant to Section 7.1, to assert a Claim for indemnification on the basis asserted in such written demand.  Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.

(e)          Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through the Working Capital Adjustment, any net Tax benefit actually realized or third party recovery or insurance recovery actually received, such Party shall not have a separate right to indemnification for such matter.

7.5          Claims Procedures.

(a)         Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability.  So long as the Claims Notice is given within the applicable survival period set forth in Section 7.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)         As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 7.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence.  The indemnifying Person shall keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto.  If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 7.5, the indemnified Person shall be entitled to participate in the defense of any such third party action and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the indemnified Persons if (x) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, (i) the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the party of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(c)          Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

7.6          Waiver of Other Representations.

(a)         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SMP HOLDINGS NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY INTERESTS, THE ASSETS OF THE COMPANY OR THE COMPANY, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV.

(b)         EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV, SMP HOLDINGS’S INTERESTS IN THE COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SMP HOLDINGS AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.

7.7          Waiver of Remedies.

(a)         Other than for instances of actual fraud, the Parties hereby agree that from and after Closing no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for a claim for indemnification pursuant to Article VII.

(b)         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANY, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT ONLY IN THOSE PARTICULAR CIRCUMSTANCES WHERE THE CONSEQUENTIAL DAMAGES ARE REASONABLY FORESEEABLE (SUCH AS THE TERMINATION OF A CONTRACT OR A DELAY OR INTERRUPTION IN REVENUES OR OPERATIONS RESULTING THEREFROM), IN WHICH CASE THE BREACHING PARTY SHALL BE LIABLE FOR THE NET PRESENT VALUE OF ANY SUCH CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) THAT ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT BY SUCH PARTY, SUBJECT TO THE OTHER LIMITATIONS AND REQUIREMENTS SET FORTH HEREIN, INCLUDING SECTION 7.11; PROVIDED, HOWEVER, ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

7.8          Access to Information.  After the Closing Date, the Company, SMP Holdings and Summit MLP shall grant each other (or their respective designees), and Summit MLP shall cause the Company to grant to SMP Holdings (or its designee), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the Business of the Company in SMP Holdings’ or SMP Holdings’ Affiliates possession or the possession of the Company (the “Records”), and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement.  Summit MLP shall maintain, and shall cause the Company to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as SMP Holdings shall advise Summit MLP is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Summit MLP shall maintain any of the Records designated by SMP Holdings or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

7.9          Dispute Resolution and Arbitration.

(a)         In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a

“Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b)         If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of Section 7.10, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 7.1.

(c)          Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of Section 7.10.

7.10        Arbitration Procedures.

(a)         Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within ten Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required ten Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by SMP Holdings and one arbitrator being selected by Summit MLP, within five Business Days after the expiration of the ten Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association within ten Business Days after the expiration of such 30 day period.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code).  If there is an inconsistency between Section 7.10 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 7.10 shall prevail.

(b)     Within ten Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal.  Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one half of the costs.

(c)     The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.

(d)     The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages.

(e)     Any decision of the arbitrator(s) pursuant to this Section 7.10 shall be final and binding upon the Parties and shall be reached within 90 days after proposals for resolution of the Dispute have been submitted.  The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

(f)     When any Dispute occurs and is the subject of consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.

7.11        Determination of Amount of Damages; Mitigation.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are realized or retained (including the amount of any Tax benefits, net of any Tax detriments, actually realized or retained) by the indemnified Person as a result of the events giving rise to the claim for indemnification.  Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person shall promptly notify either (a) SMP Holdings if such indemnified Person is Summit MLP or (b) Summit MLP if such indemnified Person is SMP Holdings, in each case, of any efforts to mitigate.  If any net Tax benefit, third party recovery or insurance recovery is realized after having previously received Indemnity Claim proceeds hereunder, such Party shall promptly tender to the respective Party an amount equal to such Tax benefit, third party recovery or insurance recovery.

ARTICLE VIII
COVENANTS

8.1          Conduct of Operations. From the date of this Agreement until the Closing, except as contemplated by this Agreement, as required by Applicable Law or as consented to by Summit MLP (such consent not to be unreasonably withheld, conditioned or delayed), SMP Holdings shall cause the Company to: (i) conduct its business in the ordinary course consistent with past practice in all material respects; and (ii) use its commercially reasonable efforts to preserve intact its business organizations and material relationships with third parties.

8.2          Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the Closing. The parties hereto agree, and SMP Holdings, prior to the Closing, and Summit MLP, after the Closing, agree to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby in accordance with the terms of this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the condition that no order, injunction or decree issued by a court of competent jurisdiction preventing the consummation of the Closing shall be in effect.

9.2          Conditions to Obligation of Summit MLP. The obligation of Summit MLP to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) The Fundamental Representations of SMP Holdings shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time) and (ii) all other representations and warranties of SMP Holdings contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except for any failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

(b) SMP Holdings shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(c) Summit MLP shall have received a certificate of SMP Holdings in form and substance reasonably satisfactory to Summit MLP, signed by an executive officer of SMP Holdings to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been met.

(d)           Summit MLP shall have completed a public offering of its common units with net proceeds to Summit MLP of at least $200,000,000.

9.3          Conditions to Obligation of SMP Holdings. The obligation of SMP Holdings to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) The Fundamental Representations of Summit MLP shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time) and (ii) all other representations and warranties of Summit MLP contained in this Agreement (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except for any failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have an adverse effect on Summit MLP’s ability to consummate the transactions contemplated to occur at Closing.

(b) Summit MLP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(c) SMP Holdings shall have received a certificate of Summit MLP, in form and substance reasonably satisfactory to SMP Holdings, signed by an executive officer of Summit MLP’s general partner, to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been met.

ARTICLE X
TERMINATION

10.1        Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parties;

(b) by any Party if the Closing shall not have been consummated on or before March 21, 2014 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(c) by SMP Holdings, if Summit MLP breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3, (ii) cannot be cured or, if curable, has not been cured prior to the earlier of 30 days following receipt by Summit MLP of written notice of such breach or failure to perform or two (2) Business Days prior to the Termination Date, and (iii) has not been waived by SMP Holdings;

(d) by Summit MLP, if SMP Holdings breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2, (ii) cannot be cured or, if curable, has not been cured prior to the earlier of 30 days following receipt by SMP Holdings of written notice of such breach or failure to perform or two (2) Business Days prior to the Termination Date, and (iii) has not been waived by Summit MLP; or

(g) by any Party if Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other parties.

10.2        Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, this Agreement shall become void and of no effect without liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that no such termination shall relieve any party hereto of any liability for damages to any other party hereto resulting from any material breach of this Agreement occurring prior to such termination or for liability for fraud. The provisions of this Section 10.2 and Article 11 shall survive any termination hereof pursuant to Section 10.1.

ARTICLE XI
MISCELLANEOUS

11.1        Notices.

(a)         Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to SMP Holdings, to:

Summit Midstream Partners, LLC

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attn:  Brock Degeyter

Facsimile No.:  (214) 462-7716

Email:  mdavis@summitmidstream.com

If to the Company, prior to Closing, to:

Red Rock Gathering Company, LLC

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attn:  Brock Degeyter

Facsimile No.:  (214) 462-7716

Email:  mdavis@summitmidstream.com

If to Summit MLP, to:

Summit Midstream Partners, LP

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attn:  Brock Degeyter

Facsimile No.:  (214) 462-7716

Email:  bdegeyter@summitmidstream.com

With a copy to:

Summit Midstream GP, LLC Conflicts Committee

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attn:  Susan Tomasky

Email:  stomasky@me.com

(b)         Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt.  Notice given by facsimile or other electronic transmission pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

11.2        Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

11.3        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

11.4        Disclosure.  The Company and SMP Holdings may, at their option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in any Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

11.5        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.6        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Summit MLP and SMP Holdings; provided, however, that Summit MLP shall not execute any such amendment, supplement or modification without the consent or approval of the Conflicts Committee.

11.7        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

11.8        Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 8.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9        Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.10      Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.11      Governing Law; Enforcement, Jury Trial Waiver.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF.  WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 7.9 AND 7.10 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 7.9 AND 7.10, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

Summit Midstream Partners Holdings, LLC

By:	/s/ Steven J. Newby
Name:	Steven J. Newby
Title:	President & Chief Executive Officer

Red Rock Gathering Company, LLC

By:	/s/ Steven J. Newby
Name:	Steven J. Newby
Title:	President & Chief Executive Officer

Summit Midstream Partners, LP

By:	Summit Midstream GP, LLC

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Senior Vice President, General Counsel & Secretary

Signature Page — Purchase and Sale Agreement

EXHIBIT A
COMPANY ASSIGNMENT AND CONTRIBUTION AGREEMENT

Attached.

COMPANY ASSIGNMENT AND CONTRIBUTION AGREEMENT

This Company Assignment and Contribution Agreement (this “Assignment”) is entered into this        day of March, 2014 by and among Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMP Holdings”), Summit Midstream GP, LLC, a Delaware limited liability company (“SM GP”), Summit Midstream Partners, LP, a Delaware limited partnership (“Summit MLP”), Summit Midstream Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Summit MLP (“Summit Midstream”), and Grand River Gathering, LLC, a Delaware limited liability company and wholly-owned subsidiary of Summit Midstream (“GRG”).  SMP Holdings, SM GP, Summit MLP, Summit Midstream and GRG are referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, SMP Holdings and Summit MLP entered into that certain Purchase and Sale Agreement dated March       , 2014 among SMP Holdings, Red Rock Gathering Company, LLC, a Delaware limited liability company (the “Company”) and Summit MLP (the “Purchase and Sale Agreement”), pursuant to which SMP Holdings agrees to sell and assign (directly and indirectly through SM GP) to Summit MLP, and Summit MLP agrees to purchase and receive (directly and indirectly through SM GP) from SMP Holdings, and to contribute to Summit Midstream, and then to cause Summit Midstream to further contribute to GRG, all of the member interests in the Company (the “Company Interests”), on the terms and subject to the conditions set forth in the Purchase and Sale Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

1.     Contribution and Assignment under the Purchase and Sale Agreement.  SMP Holdings grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers (directly and indirectly through SM GP) to Summit MLP, its successors and assigns, for its and their own use forever, and Summit MLP hereby accepts such grant, contribution, bargain, conveyance, assignment, transfer, set over and delivery of, all of the Company Interests.

2.  Further Contribution and Assignment.   Summit MLP hereby further grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Summit Midstream, its successors and assigns, for its and their own use forever, and Summit Midstream hereby accepts such grant, contribution, bargain, conveyance, assignment, transfer, set over and delivery of, all of the Company Interests.

3.     Further Contribution and Assignment.   Summit Midstream hereby further grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to GRG, its successors and assigns, for its and their own use forever, and GRG hereby accepts such grant, contribution, bargain, conveyance, assignment, transfer, set over and delivery of, all of the Company Interests.

4. Representations and Warranties.  This Assignment does not release or modify SMP Holdings’ or Summit MLP’s representations, warranties, duties or obligations to each other pursuant to the Purchase and Sale Agreement, which shall remain the direct obligations between SMP Holdings and Summit MLP.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first set forth above.

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC

By:
Name:	Steven J. Newby
Title:	President & Chief Executive Officer

SUMMIT MIDSTREAM GP, LLC

By:
Name:	Steven J. Newby
Title:	President & Chief Executive Officer

SUMMIT MIDSTREAM PARTNERS, LP

By: Summit Midstream GP, LLC, its general partner

By:
Name:	Brock M. Degeyter
Title:	Senior Vice President, General Counsel & Secretary

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:	Brock M. Degeyter
Title:	Senior Vice President, General Counsel & Secretary

GRAND RIVER GATHERING, LLC

By:
Name:	Brock M. Degeyter
Title:	Senior Vice President, General Counsel & Secretary

SIGNATURE PAGE TO

COMPANY CONTRIBUTION AND ASSIGNMENT AGREEMENT

EXHIBIT B
GATHERING SYSTEM

Attached.

Exhibit B
Rangely Injection
Bonanza Yard
Duck Creek Yard
Mesa Tap CS
North Douglas Plant
Greasewood Plant
Central Storage
White Coyote CS
West Dry Lake CS
Cathedral Creek CS
Bitter Creek CS
McElvain CS
Trail Canyon Yard
Foundation Creek Plant
Seep Ridge CS
San Arroyo CS
South Canyon CS
South Canyon Injection
Premier Bar X CS
Robideaux CS
Westwater CS
Bar X Plant
Harley Dome Plant
Rifle Clough CS
Holms Mesa CS
Mesa County 3 CS
Bronco Flats CS
Premier-Debeque Plant
UT
CO

Red Rock Gathering System

RRG Pipelines
RRG Facilities

SUMMIT MIDSTREAM

Exhibit B-1a
7S 100W
7S 99W
7S 98W
7S 97W
Bowdish Gulch
8S 100W
8S 99W
8S 98W
8S 97W
Mesa County 3 CS
Bronco Flats CS
Premier-Debeque Plant
9S 100W
9S 99W
9S 98W
9S 97W
Horseshoe Canyon
Jackson Canyon
Sulphur Gulch
10S 100W
10S 99W
10S 98W
10S 97W
CO

Red Rock Gathering System - DeBeque

RRG Pipelines RRG Facilities

SUMMIT MIDSTREAM

Exhibit B-1b

Rifle Clough CS
Holms Mesa CS
4S 96W
4S 95W
4S 94W
4S 92W
4S 91W
4S 90W
5S 96W
5S 95W
5S 94W
5S 93W
5S 92W
5S 91W
5S 90W
6S 96W
6S 95W
6S 94W
6S 93W
6S 92W
6S 91W
6S 90W
7S 96W
7S 95W
7S 94W
7S 93W
7S 92W
7S 91W
7S 90W
8S 96W
8S 95W
8S 94W
8S 93W
8S 92W
8S 91W
8S 90W
8.5S 94W
8.5S 93W
9S 96W
9S 95W
9S 94W
9S 93W
9S 92W
9S 91W
Rifle Gap State Park
GRAND HOGBACK
CACTUS VALLEY
WEBSTER MESA
Antlers
Grass Mesa
Garfield County Regional Airport
Rulison
Parachute
Morisania Mesa
HUNTER MESA
BATTLEMENT MESA
Garfield Mesa
Flatiron Mountain
CO

Red Rock Gathering System - Rifle

RRG Pipelines
RRG Facilities

SUMMIT MIDSTREAM